Exhibit 12


                              WISCONSIN BELL, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (Dollars in Millions)

                                    1998      1997      1996      1995      1994
                                    ----      ----      ----      ----      ----


1. EARNINGS

 a) Income before interest expense,
    income tax, extraordinary
    item and undistributed
    equity earnings (2), (3)......  $   518.0 $   358.0 $   348.8 $   348.8 $
    192.4


 b) Portion of rental expense
    representative of the
    interest factor (1)......       4.6       4.1       4.8       4.6       4.4
                               --------  --------  --------  --------  --------
     Total 1(a) and 1(b).....  $  522.6  $  362.1  $  353.6  $  353.4  $  196.8
                               ========  ========  ========  ========  ========
2. FIXED CHARGES

 a) Total interest expense
    including capital
    lease obligations........  $   30.1  $   30.3  $   28.1  $   29.5  $   28.5

 b) Capitalized interest.....       0.6       0.6       0.7       1.2       0.6

 c) Portion of rental expense
    representative of the
    interest factor (1)......       4.6       4.1       4.8       4.6       4.4
                               --------  --------  --------  --------  --------
     Total 2(a) through 2(c).  $   35.3  $   35.0  $   33.6  $   35.3  $   33.5
                               ========  ========  ========  ========  ========

RATIO OF EARNINGS TO
FIXED CHARGES.................    14.80     10.35     10.52     10.01      5.87
                               ========  ========  ========  ========  ========


(1) One-third of rental expense is considered to be the amount representing return on capital.

(2) The results for 1998 reflect a one-time pretax gain of $147.4 million from the sale of certain telephone assets to Century Telephone Enterprises, Inc., as well as a one-time pretax charge of $1.1 million for the costs of early redemption of $140 million of long-term debt.

(3) The results for 1995 reflect a $24.1 million pretax credit primarily from settlement gains resulting from lump sum pension payments from the pension plan to former employees who left the business in the nonmanagement work force restructuring. Results for 1994 reflect a $71.8 million pretax charge associated with the nonmanagement work force restructuring.